EXHIBIT 10.19

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is entered into as of August 1, 2006 (the “Effective Date), by, between and among ACTIVX BIOSCIENCES, INC., a Delaware corporation (“ActivX”), and DAVID CAMPBELL, an individual (“Campbell”), DAVID WINN, an individual (“Winn”), JUAN BETANCORT, an individual (“Betancort”), and PHENOMIX CORPORATION, a Delaware corporation (“Phenomix”) on the other hand (Campbell, Winn, Betancort and Phenomix are sometimes referred to as “the Phenomix Parties”). This Agreement, which shall not be effective until it is signed by all Parties, is made with reference to the following Recitals:

RECITALS

A. On September 29, 2005, ActivX filed a complaint against Phenomix, Campbell, and Winn, alleging causes of action for misappropriation of trade secrets, unfair business practices, breach of contract, breach of duty of loyalty, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing (“the Complaint”), and on November 16, 2005, Phenomix, Campbell and Winn filed an Answer and Affirmative Defenses.

B. On May 5, 2006, ActivX filed a First Amended Complaint, adding Betancort as a Party and adding a claim of interference with contract by Phenomix (“the First Amended Complaint”).

C. The case, including the Complaint and the First Amended Complaint, is presently pending in the Superior Court of San Diego, and is entitled ActivX Biosciences, Inc. v. David Campbell, et al., Case No. GIC 854658 (“the Action”).

D. The Parties have compromised the disputes between them and wish to resolve and settle their differences on the terms and conditions set forth herein and in the License Agreement.

E. The settlement contemplates, inter alia, that the Parties will exchange mutual releases, and that the Action will be dismissed with prejudice, pursuant to a “Dismissal With Prejudice” to be entered into and filed by the Parties (the “Dismissal”).

F. Nothing in this Agreement is intended, or may be construed, as an admission by any Party of wrongful or tortious conduct, or responsibility or liability for any damage or claimed damage or an admission of the allegations or contentions of the Parties set forth in the pleadings on file in the Action. This Agreement represents a negotiated resolution of the claims asserted by, between and among the Parties in the Action.

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AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Agreement shall have the meaning set forth at the place defined:

(a) “Affiliate” means any person, natural or otherwise, that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” means (a) the direct or indirect ownership of more than fifty percent (50%) (or such maximum lesser percentage allowed to be owned by a foreign owner in a particular jurisdiction), of the outstanding voting securities of such entity, or (b) the ability to affect management control or possessing decision making authority of such entity through whatever means.

(b) “Calendar Quarter” means each of the three-month periods commencing with January 1, April 1, July 1 and October 1.

(c) “Covered Products” means in a given country any item(s) covered by a Valid Claim, that but for a license granted under the Licensed Patent Rights (and/or the license granted to ActivX pursuant to the License Agreement), would be infringed by the manufacture, use or sale of such item(s) in such country.

(d) “Court” shall mean the Superior Court of California, County of San Diego.

(e) “Dismissal” shall mean a written request, in conformance with California Code of Civil Procedure § 581, requesting the Court to dismiss the Action with prejudice.

(f) “Dollars” or “$” means the lawful currency of the United States of America.

(g) “FDA” means the United States Food and Drug Administration or any successor agency.

(h) “Licensed Patent Rights” means any patents and patent applications claiming priority from Phenomix’s PCT patent application * * *published as * * * (“* * *”) or claiming priority from one or more of the U.S. provisional applications from which * * * claims priority, including any national phase or regional phase patent applications claiming priority from * * * or any other U.S. or foreign patents or patent applications claiming priority thereto.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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(i) “NDA” means a New Drug Application under 21 C.F.R. Part 314, or such other form of application or filing as may be required as a legal prerequisite to the commencement of commercial sale and human use of a Covered Product in the United States.

(j) “Net Sales” means (a) with respect to sales of Covered Products by a licensee of Phenomix or of its Affiliates, those sales defined as net sales for purposes of the applicable license agreement or (b) absent such a definition or with respect to any sales of Covered Product by Phenomix or its Affiliates, gross sales from the sale, rent, lease, use, or otherwise making available of such Covered Product to unaffiliated third parties, less the following:

(1) normal and customary discounts actually allowed and properly taken directly with respect to sales of the Covered Product, including trade and volume discounts, third party cash rebates and chargebacks, price reductions, delayed ship order credits, cash discounts for prompt payment, bonus-in-kind, and discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(2) amounts actually repaid or credited by reason of returns, including defects, rejections, recalls, and allowances of goods, each as specifically identifiable to the Covered Product;

(3) discounts actually granted to insurance carriers, Medicaid, Medicare, pharmacies, or health maintenance organizations for the promotion of a drug and for including such drug on an approved list of drugs, and amounts payable resulting from governmental (or agency thereof) mandated rebate programs;

(4) taxes, tariffs or import/export duties based on sales when included in the gross invoice price (other than taxes based on income);

(5) all freight, postage and transit insurance included in the invoice price;

(6) any other specifically identifiable amounts included in the Covered Product’s gross invoice that should be credited for reasons substantially equivalent to those listed above;

all as determined in accordance with Phenomix’ usual and customary accounting methods, as consistently applied at Phenomix. Sales from Phenomix to its Affiliates shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to third parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Phenomix and ActivX. In the case where any Covered Product is not sold but is otherwise used by a third party (except with respect to bonus-in-kind, goods for use in clinical trials, charitable donations and medical samples), the Net Sales for such products will be calculated with reference to the average net invoice price (on a country-by-country basis) for products of similar kind and

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quality, sold in similar quantities, currently being offered for sale. Where such products or services are not currently sold or offered for sale, then the Net Sales will be the cost of goods sold, determined by customary accounting procedures of Phenomix, its Affiliates or their respective sublicensees, as applicable, plus * * * percent (* * *%).

(k) “Person” shall mean any person or entity.

(l) “Royalty” has the meaning ascribed to it in Section 4.6.

(m) “Royalty Year” shall mean the period of four calendar quarters (beginning January 1, April 1, July 1 and October 1) commencing with the first calendar quarter following first commercial sale of a Covered Product by Phenomix, its Affiliates or their respective sublicensees and each period of four calendar quarters thereafter; provided, however, upon hitting each of the payment caps of five million dollars, ten million dollars and twenty million dollars in Section 3.3(a), Section 3.3(b) and Section 3.3(c), respectively, the next ensuing Royalty Year shall reset so as to commence with the commencement of the next ensuing calendar quarter.

(n) “Valid Claim” means a claim of any United States or foreign patent or patent application which shall not have been withdrawn, canceled or disclaimed, nor held or admitted to be invalid, unenforceable or unpatentable by a court or other appropriate body of competent jurisdiction in an unappealed or unappealable decision or which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2. DISMISSAL OF THE ACTION WITH PREJUDICE. The Parties agree that the Action shall be dismissed with prejudice. Within five (5) days of execution of this Agreement, the Parties shall execute five (5) copies of the Dismissal which shall be prepared by ActivX’s counsel. ActivX shall cause the Dismissal to be filed with the Court and shall provide each of the other Parties a file-stamped copy of the Dismissal as promptly as possible after receipt thereof.

3. MUTUAL RELEASES. The Parties agree as follows:

3.1 ActivX Release of the Phenomix Parties. ActivX and its respective predecessors, participants, subsidiaries, affiliates, parents, successors-in-interest, transferees, assigns, shareholders, officers, directors, employees, agents, partners, attorneys, insurers and underwriters, hereby release and discharge the Phenomix Parties and each of them and their respective predecessors, participants, subsidiaries, affiliates, parents, successors-in-interest, transferees, assigns, shareholders, officers, directors, employees, agents, partners, attorneys, insurers and underwriters from any and all liabilities, claims, obligations, counterclaims, security arrangements, controversies, damages, judgments, awards, actions and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which ActivX and it affiliates ever had, now has or claims, or could claim to have in the future based in whole or part upon any event, act, occurrence or omission prior to the

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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Effective Date. ActivX represents and warrants that they are the respective sole owners of the claims released above, and that they have not heretofore assigned or transferred, nor purported to assign or transfer, to any Person any of such claims. ActivX agrees to indemnify and hold harmless the Phenomix Parties and each of them from all liabilities, claims, demands, damages, costs, expenses and attorneys’ fees incurred by The Phenomix Parties and the other foregoing released parties as the result of any Person asserting any such claims.

3.2 The Phenomix Parties’ Release of ActivX. The Phenomix Parties and each of them, for themselves and their respective predecessors, participants, subsidiaries, affiliates, parents, successors-in-interest, transferees, assigns, shareholders, officers, directors, employees, agents, partners, attorneys, insurers and underwriters, hereby release and discharge ActivX and its respective predecessors, participants, subsidiaries, affiliates, parents, successors-in-interest, transferees, assigns, shareholders, officers, directors, employees, agents, partners, attorneys, insurers and underwriters from any and all liabilities, claims, obligations, counterclaims, security arrangements, controversies, damages, judgments, awards, actions and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which the Phenomix Parties and each of them ever had, now have or claim, or could claim to have in the future based in whole or part upon any event, act, occurrence or omission prior to the Effective Date. The Phenomix Parties and each of them represent and warrant that they are the respective owners of the claims released above, and that they have not heretofore assigned or transferred, nor purported to assign or transfer, to any Person any of such claims. The Phenomix Parties and each of them agree to indemnify and hold harmless ActivX from all liabilities, claims, demands, damages, costs, expenses and attorneys’ fees incurred by ActivX and the other foregoing released parties as the result of any Person asserting any such claims.

3.3 No Pending Claims or Litigation. The Parties hereby represent and warrant that, with the exception for any action necessary to enforce this Agreement and/or the Dismissal, they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding based upon or arising out of or in connection with, any liability, claim, debt, demand, obligation, loss, cost, expense, action or cause of action that is released or discharged by reason of this Agreement and that, with the exception of the Action specifically identified herein, no such lawsuit, action or other proceeding has been filed or is pending.

3.4 Waiver of California Civil Code Section 1542. The Parties, and each of them, understand and have been advised by their legal counsel of the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

With respect to the releases pursuant to Sections 3.1 and 3.2 above, the Parties, and each of them, understand and hereby waive the provisions of California Civil Code Section 1542 and they declare that they realize they may have damages they presently know nothing about and that such damages have been released pursuant to this Agreement. The Parties, and each of them, also declare that they understand that the other Parties would not have agreed to sign this

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Agreement if the release provisions contained in Sections 3.1 and 3.2 above did not cover damages and results which may not yet have manifested themselves or may be unknown or not anticipated at the present time.

3.5 Patent Exclusion. Phenomix and ActivX, understand and agree that this Agreement and the releases described herein do not cover, and specifically exclude, any claims, obligations, counterclaims, defenses, security arrangements, controversies, damages, judgments, awards, actions and causes of action that may accrue from any patent, whether issued, based on applications now pending, or applications to be filed in the future. The Parties further agree that this section does not in any way limit the Agreement or the releases provided herein with respect to Campbell, Winn, or Betancort.

4. FEES & ROYALTIES.

4.1 Effective Date Payment. Phenomix shall pay to ActivX immediately upon Dismissal of the Action the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00).

4.2 Payment Contingent Upon Financing. Phenomix shall pay to ActivX within thirty (30) days of the closing of the next equity financing of Phenomix the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00); provided, however, (i) Phenomix shall not be obligated to devote more than twenty percent (20%) of the net proceeds of any such offering to the payment of ActivX; (ii) any deficiency resulting from application of the restriction set forth in clause (i) above shall be carried over and paid within ten (10) days of closing of the next subsequent equity financing or series of financings until such amount is paid in full; and (iii) no portion of the net proceeds resulting from the issuance or sale of Phenomix equity securities in connection with a collaboration, strategic partnership, or license issuance need be paid by Phenomix to ActivX pursuant to this Section 3.2.

4.3 Payment Upon Collaboration. Phenomix shall pay to ActivX * * * Dollars ($* * *) within thirty (30) days of the closing of the first collaboration, strategic partnership or license transaction with a third party pertaining to a compound covered by a Valid Claim of the Licensed Patent Rights.

4.4 Non-Royalty Revenue. Phenomix shall pay to ActivX within thirty (30) days of receipt, up to a cumulative limit of * * * Dollars ($* * *), the following share of sums received in respect of collaborations, strategic partnerships, and license transactions with third parties pertaining to compounds Covered by a Valid Claim: * * * percent (* * *%) of (i) up-front license fees or other up-front fees in excess of * * * Dollars ($* * *), (ii) milestone fees, and (iii) research and development funding in excess of * * * Dollars ($* * *) per full time equivalent worker devoted to such activities. For the avoidance of doubt, the foregoing payment shall not be made in respect of royalties, sums received upon the issuance by Phenomix of equity or debt securities or in respect of research and development funding calculated at a rate equal to or less than * * * Dollars ($* * *) per full time equivalent worker devoted to such activities.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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4.5 Regulatory Filing Milestone Fee. Phenomix shall pay to ActivX the amount of * * * Dollars ($* * *) within 30 days of the filing of the first NDA with the FDA or a similar regulatory agency in the European Union or in Japan seeking marketing approval by Phenomix, its Affiliate or its sublicensee for a Covered Product.

4.6 Royalty to ActivX. Phenomix, its Affiliates and their sublicensees shall pay to ActivX royalties on Net Sales by them of Covered Products as follows:

(a) * * *% on Net Sales in a Royalty Year up to and including $* * *, but only until * * * Dollars ($* * *) has been paid pursuant to this Section 4.6(a);

(b) * * *% on Net Sales in a Royalty Year in excess of $* * * up to and including $* * *, but only until * * * Dollars ($* * *) has been paid pursuant to this Section 4.6(b);

(c) * * *% on Net Sales in a Royalty Year in excess of $* * *, but only until * * * Dollars ($* * *) has been paid pursuant to this Section 4.6(c).

For the avoidance of doubt, (i) no payment shall be made pursuant to Section 4.6(b) until five million Dollars has been paid pursuant to Section 4.6(a), and no payment shall be made pursuant to Section 4.6(c) until ten million Dollars has been paid pursuant to Section 4.6(b) and (ii) under no circumstances shall the obligation of Phenomix, its Affiliates and their respective sublicensees to pay Royalties to ActivX pursuant to this Agreement exceed, in the aggregate over the entire term of the Agreement, Thirty-Five Million Dollars ($35,000,000.00).

4.7 Related Party Sales. Sales between and among Phenomix and its Affiliates that are intended for resale shall not be included in Net Sales until those Covered Products are sold to a third party.

4.8 Sales of Covered Products in Combination. In the event that Phenomix or any Affiliate sells a Covered Product together with any other distinct product or active ingredient that does not comprise a Covered Product (“Combination Product(s)”), the Net Sales of the Covered Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the average sale price in a particular country of the Covered Product when sold separately in finished form and B is the average sale price in that country of the other product(s) sold separately in finished form. In the event that such average per unit sale price cannot be determined for both the Covered Product and the other product(s) in combination, Net Sales for purposes of determining Royalty payments shall be agreed by Phenomix and ActivX based on the relative value contributed by each component, such agreement shall neither be unreasonably withheld or delayed. Failing agreement on such relative value contribution within thirty (30) days from written notice from Phenomix to ActivX or from ActivX to Phenomix, the dispute resolution procedures set forth in Article 7 shall be employed.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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4.9 Reporting of Phenomix Royalties. Phenomix shall deliver to ActivX together with each Royalty payment under Section 4.6 a written Royalty report setting forth for the applicable Calendar Quarter at least the following information:

(a) The number of Covered Products sold, leased or otherwise made available to third parties by or on behalf of Phenomix, its Affiliates and their sublicensees reported on a jurisdiction by jurisdiction basis;

(b) Total consideration received for such Covered Products by jurisdiction;

(c) Deductions applicable to determine Net Sales for such period by jurisdiction; and

(d) The amount of Royalties due or, if no Royalties are due, a statement that no Royalties are due.

4.10 Payment of Fees and Royalties. All fees and royalties due under this Article 4.0 are to be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the foreign exchange rate quoted in The Wall Street Journal on the last day of the calendar quarter in which Net Sales occurred and for which a rate is quoted. All payments shall be made by check or if by wire transfer to ActivX’s account in accordance with the following instructions (unless amended by fifteen (15) days’ written notice):

* * *

Any taxes or other expenses incurred in the transfer or conversion to U.S. dollars shall be for the account of and be paid entirely by ActivX. Phenomix may offset any amounts so paid against amounts otherwise due to ActivX.

4.11 Governmental Filings. Except for taxes based on ActivX’s income, Phenomix will be solely responsible for determining if any tax on Net Sales and Royalty payments is owed to any governmental authority and shall pay any such tax from amounts due to ActivX and be responsible for all filings with appropriate governmental authorities related thereto.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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4.12 Audit Rights. Phenomix shall keep accurate records of all of its operations, and shall require its Affiliates to keep accurate records of all of their respective operations, within the scope of this Agreement, for two (2) years following each reporting period (as described in Section 4.9), and ActivX, at its expense, shall have the right to have a certified public accountant, under a written obligation of confidentiality to Phenomix, inspect such records at the offices of Phenomix and its Affiliates, as applicable, no later than eighteen (18) months after the end of the Calendar Quarter to which they pertain upon fourteen (14) days’ prior notice by ActivX. In the event the examination shows an underpayment, such accountant shall so report to ActivX and Phenomix, and Phenomix shall promptly pay such amounts not in dispute. If such underpayment is in excess of more than * * * percent (* * *%) for any Royalty Year, Phenomix shall pay to ActivX, in addition, the actual cost of such examination.

5. ADDITIONAL OBLIGATIONS.

5.1 Mutual Non-Disparagement. ActivX, its Officers, and Directors will not knowingly make any false statement or disparage the character or ethics of the Phenomix Parties, either verbally or in writing. The Phenomix Parties, their Officers, and Directors will not knowingly make any false statement or disparage the character or ethics of ActivX, either verbally or in writing. The Chief Executive Officer of Phenomix shall instruct her Scientific Advisory Board and employees to refrain from knowingly making any false statement or disparaging the character or ethics of ActivX. The Chief Executive Officer of ActivX shall instruct his Scientific Advisory Board and employees to refrain from knowingly making any false statement or disparaging the character or ethics of any of the Phenomix Parties.

5.2 Confidentiality; Return of Documents.

(a) Each Party will keep the terms of this Agreement and the settlement contemplated hereby confidential, provided however that disclosure may be made as required by securities or other applicable law or court order, or to a Party’s accountants or attorneys under similar obligations of non-disclosure.

(b) Each Party and their respective attorneys agree to return to the Party owning such documents, all documents (and all copies of such documents) produced in the Action within two weeks after the date of entry of the Dismissal, provided however, that the parties’ respective attorneys shall be allowed to keep one file copy of any pleadings containing any confidential documents.

(c) Each Party acknowledges and agrees to the continuing duty to abide by the terms of the protective order entered in the Action, provided however, that no Party has any obligation(s) thereunder with respect to information that (A) is or becomes part of the public domain through no breach of this Section 5.2(c) (e.g., by publication of a Party’s patent application); (B) a recipient Party can demonstrate by its written records was known by such Party prior to disclosure thereof by a disclosing Party; (C) is independently developed by or on behalf of a recipient Party (so long as such development does not result from use of confidential information of a disclosing Party and such independent development can be demonstrated by the recipient Party); or (D) becomes available to a recipient Party on a non-confidential basis, whether directly or indirectly, from a Person having the right to make such disclosure.

* * *	Confidential Information, indicated by ***, has been omitted from this filing and filed separately with the Securities and Exchange Commission.

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5.3 Cooperation to Obtain Patent Rights. ActivX shall not (i) make any claim or allegation that any Valid Claim of the Licensed Patent Rights is invalid or unenforceable except as required by Court order; (ii) make any claim or allegation that Phenomix does not own all rights in the Licensed Patent Rights; (iii) make any claim or allegation that Phenomix is not entitled to the priority dates requested in the Licensed Patent Rights; or (iv) cooperate with or support any third party in its efforts to contest or oppose the validity or enforceability of any Valid Claim of the Licensed Patent Rights. ActivX shall and shall cause its Affiliates to reasonably cooperate with the Phenomix Parties in the filing, prosecution, and maintenance, including related interference and opposition proceedings, of patents and patent applications with claims described in the Licensed Patent Rights and which are entitled to claim the priority to the Licensed Patent Rights. To the extent that Phenomix’s patent prosecution counsel determines that an ActivX employee is an inventor of such patents or patent applications, then ActivX, as applicable, shall and hereby assigns all of its ownership interests to Phenomix.

5.4 Breach. If ActivX is in default of any material obligation under this Agreement, then Phenomix shall promptly notify ActivX in writing of any such default. ActivX shall have a period of thirty (30) days from the date of receipt of such notice within which to cure such default. If ActivX fails to so cure, then Phenomix may stop payment of all fees and royalties owed under Article 4. Disputes relating to the payment of money under this Agreement shall be subject to the dispute resolution provisions set forth in Sections 7.1 and 7.2 herein.

5.5 The Parties recognize that ActivX may have independently developed technical information related to compounds covered by the Licensed Patent Rights. Should ActivX wish to publish or present such independently developed technical information that it believes may be covered by the Licensed Patent Rights, ActivX shall provide Phenomix with copies of any such proposed publication or presentation at least thirty (30) days in advance of the submission date for Phenomix’ review and approval. Such approval shall not be unreasonably delayed or withheld by Phenomix. Phenomix shall have fifteen (15) days to object in writing to such proposed publication or presentation and/or to request deletion of any Confidential Information of Phenomix. Upon request of Phenomix, the Parties will confer in good faith regarding potential deletions or changes in the information to be published or presented, or may determine that no publication or presentation whatsoever shall occur.

6. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants as follows: (i) that such Party has taken all legal action necessary to authorize and approve the execution, delivery and performance of this Agreement; (ii) that such Party has the authority to execute this Agreement; (iii) the execution, delivery and performance of this Agreement does not require the consent or approval of any person, entity, governmental body, trust, trustor or other authority that has not been obtained; (iv) this Agreement is a valid, binding and legal obligation of the Party, to the extent it is obligated hereunder, in accordance with the terms of this Agreement, and does not contravene or conflict with any other agreement, indenture or undertaking to which the Party is a party; (v) that such Party is not in default of or bound by any contractual obligations in any respect which would adversely affect the ability of such Party to grant a release or perform its other obligations, if any, under this Agreement; (vi) to the best of

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such Party’s information and belief, all representations and warranties herein by such Party are true and correct; and (vii) such Party is not aware that any representation and warranty by any other Party is false. Any Person who executes this Agreement on behalf of any Party represents and warrants that he or she has full power and authority to execute and deliver this Agreement.

7. OTHER PROVISIONS.

7.1 Dispute Resolution. Any future dispute arising from any breach of, or involving interpretation of Article 4 of this Agreement that cannot be resolved by direct discussion between and among the Parties, shall first be submitted to mediation before a retired judge at JAMS or the Honorable Gerald J. Lewis. If such mediation is unsuccessful, such dispute shall be submitted to arbitration before JAMS using the AAA Commercial Arbitration Rules. Each party shall submit a list of three (3) potential arbitrators and shall meet and confer in good faith to select such arbitrator. If the parties are unable to agree upon an arbitrator, JAMS shall select the arbitrator from the lists provided by the respective parties. The arbitrator shall have the power to grant injunctive and other provisional or equitable relief, including preliminary orders and reasonable discovery orders. With respect to, and only to, any dispute involving breach of or interpretation of Article 4 of this Agreement, each Party knowingly waives its right to file an action in any court and knowingly waives its right to a jury trial. For the avoidance of doubt, the Parties specifically agree that this provision does not apply to any allegations of patent infringement or to the breach or threatened breach of the confidentiality provisions of this Agreement or any other Article in this Agreement.

7.2 Complete Agreement of Parties. This Agreement and the License Agreement, a form of which is attached hereto as Exhibit A (“the License Agreement”), constitute the entire agreement between the Parties arising out of, related to or connected with the subject matter of this Agreement, and is intended to be a complete, final and exclusive expression of the Parties’ agreement with respect to the terms included herein within the meaning of California Code of Civil Procedure Section 1856. Any supplements, modifications or waivers of any of this Agreement shall not be binding unless executed in writing by the Parties to be bound thereby. No waiver of any provision of any of this Agreement shall constitute a waiver of any other provision of any of this Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

7.3 Execution In Counterparts. This Agreement may be executed (by original signature, by copy of original signature, or by fax) in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement.

7.4 Severability. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

7.5 Headings. All headings contained herein are for convenience purposes only, and shall not be considered when interpreting this Agreement.

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7.6 Continuing Cooperation. The Parties hereto shall cooperate with each other in carrying out the terms and intent of this Agreement, and executing all documents, pleadings and agreements as are reasonably required to effectuate the terms and intent of this Agreement. This obligation shall include making available to ActivX or its counsel, under an appropriate confidentiality agreement, if necessary, copies of any licensing agreement, collaboration agreement, strategic partnership, fundraising documentation or similar documentation necessary for ActivX reasonably to determine whether milestone or other payments are due under the terms of this Agreement.

7.7 Consultation With Counsel. Each Party hereto acknowledges that (i) such Party has been represented by counsel of its own choice at each stage in the negotiation of this Agreement; (ii) such Party has read and approved this Agreement; (iii) such Party has had the opportunity to be advised concerning the validity and effectiveness of this Agreement and the transactions to be consummated in accordance herewith; and (iv) such Party is freely and voluntarily entering into this Agreement.

7.8 Enforcement Limited to Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable against the Parties and their respective successors and assigns, according to the terms of this Agreement. This Agreement is not intended to benefit any third party and there are no third party beneficiaries.

7.9 Payment of Attorneys’ Fees and Costs Related to the Action. The Parties agree that each of them shall bear their own attorneys’ fees and costs associated with the Action. The Parties further agree that each Party shall bear its own attorneys’ fees and costs associated with this Agreement and the Dismissal.

7.10 Titles, Subtitles and Definitions. Titles, subtitles and the choice of defined terms used in this Agreement are for convenience only and are not otherwise to be considered in construing or interpreting this Agreement.

7.11 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the addressee at the addresses set forth below, or such other address as either party may specify by notice sent in accordance with this section:

If to ActivX:	ActivX Biosciences, Inc.
11025 North Torrey Pines Road
Suite 120
La Jolla, California 92037
Attention: John W. Kozarich, Ph.D.

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP
101 West Broadway
Suite 1800
San Diego, CA 92101
Attention: George S. Howard, Esq.

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If to Phenomix:	Phenomix Corporation
5871 Oberlin Drive
Suite 200
San Diego, California 92121
Attention: Laura K. Shawver, Ph.D.

With a copy to:	Heller Ehrman LLP
4350 La Jolla Village Drive
7th Floor
San Diego, California 92122
Attention: Richard A. Kaufman, Esq.

7.12 Applicable Law. This Agreement and the rights, duties and obligations of the Parties shall be interpreted, construed, performed and enforced in accordance with, and shall be governed by, the laws of the State of California. Subject to Section 7.1, all parties agree that by executing this Agreement, they consent to the exclusive jurisdiction of the courts of California.

AGREED AND ACCEPTED:

PHENOMIX CORPORATION, a Delaware corporation		ACTIVX BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Laura K. Shawver	By:	/s/ John W. Kozarich
Its:	President and CEO	Its:	Chairman & President

/s/ David Campbell
DAVID CAMPBELL, an individual

/s/ David Winn
DAVID WINN, an individual

/s/ Juan Betancort
JUAN BETANCORT, an individual

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EXHIBIT A

LICENSE AGREEMENT

[filed as Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-148875)]